Exhibit 10.18
SEPARATION AGREEMENT

    This Separation Agreement (“Agreement”), by and between Joshua Schulman (“Executive” or “you”), Capri Holdings Limited (“Capri”), and Michael Kors (USA), Inc. (“Michael Kors”, and together with Capri and all of its affiliates, the “Company”).

RECITALS

WHEREAS, Executive is Chief Executive of Officer of Michael Kors;

WHEREAS, Executive executed the Employment Agreement, effective August 24, 2021, with the Company (the “Employment Agreement”);

WHEREAS, Executive executed the Restricted Share Unit Award Agreement under the Capri Holdings Limited Second Amended and Restated Omnibus Incentive Plan (the “Equity Incentive Plan”) on or about September 1, 2021 (the “Equity Agreement”); and

WHEREAS, Executive and the Company have determined to terminate their employment relationship.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows as of the Effective Date (as defined below).

1.Separation of Service. Separation of Service. Beginning on March 7, 2022 (the “Separation Date”), Executive shall be placed on an administrative leave through the end of day on September 2, 2022 (the “Termination Date”) (the Separation Date through the Termination Date is hereinafter referred to as the “Garden Leave Period”). During the Garden Leave Period, you shall not be required to come into the office or to provide services to the Company, nor shall you have any further obligations to the Company, other than as expressly provided herein. As of the Separation Date, neither you nor the Company shall represent that you are an employee, officer, agent or representative of the Company for any purpose. Executive agrees to promptly execute such documents as the Company may request to effectuate such cessation of service as of the Separation Date. Except as otherwise set forth in paragraphs 2 and 4 below, the Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through any “Company Entities” (as defined in paragraph 6 hereof), including but not limited to the Company’s 401(k) Plan, group medical and dental plans, life insurance, accidental death and dismemberment insurance, short- and long-term disability insurance and the annual cash incentive plan, except that you shall be entitled to continuation of health benefits pursuant to COBRA. Executive will be entitled to receive benefits, which are vested and accrued prior to the Separation Date pursuant to the employee benefit plans of the Company. The Termination Date shall be the termination date of your employment for purposes of the Equity Incentive Plan For the avoidance of doubt, following execution of this Agreement, you shall be entitled to receive 20% of your RSU grant, on a date not later than September 2, 2022, notwithstanding any event prior to such date other than your breach of the Restricted Covenants.

2.Payment. Provided that Executive timely executes this Agreement in accordance with paragraph 20, and does not revoke this Agreement within the period specified in paragraph 20, then subject to the terms and conditions of this Agreement, including Executive’s continued compliance with paragraphs 8 and 10 of this Agreement, Michael Kors will pay the Executive the severance payments to which Executive is entitled pursuant to the Employment Agreement which consistent of the following:

(a)Continued payment of Executive’s base salary (at a rate of $1,300,000) for a period of two (2) years, commencing on the Separation Date and ending on March 6, 2024 (the “Severance Payment End Date”), totaling $2,600,000 (the “Severance Period Salary Continuation”);

(b)Payment equivalent to two (2) years of Executive’s target annual cash incentive (using a base salary of $1,300,000), totaling $5,200,000 (the “Severance Period Annual Bonus”);

(c)Payment of $700,000 as a guaranteed annual cash incentive for fiscal 2022 (the “Guaranteed FY 22 Bonus”); and

(d)An additional payment, if any, based on actual Company performance for fiscal 2022, to the extent actual Company performance results in a cash incentive payment for fiscal 2022 in excess of the Guaranteed FY 22 Bonus, and pro-rated to reflect 28 weeks out of 53 weeks of service which reflects the portion of fiscal year 2022 that Executive was actually employed by the Company (the “Pro Rata FY 22 Bonus”). For the avoidance of doubt, the Pro Rata FY 22 Bonus will only be paid if annual cash incentives are paid to similarly situated Executives under the Company’s annual cash incentive plan, and should the Company elect, in its sole discretion, to not pay out annual cash incentives to its executive officers under the Company’s annual cash incentive plan in respect of fiscal 2022, Executive shall not be entitled to any Pro Rata FY 22 Bonus. Along with payment, the Company will provide Executive with the metrics which are used for calculation of bonus for him and all executives similarly situated.

All payments to be made or provided to Executive under this Agreement will be subject to all applicable tax withholding as required by applicable federal, state and local withholding tax laws. The payments received in this paragraph 2 are adequate and sufficient for entering into this Agreement and include benefits to which Executive is not otherwise entitled.

3.Payment Timing. Provided that Executive timely executes this Agreement in accordance with paragraph 20, and does not revoke this Agreement within the period specified in paragraph 20, then subject to the terms and conditions of this Agreement, including Executive’s continued compliance with paragraphs 8 and 10 of this Agreement, the payments described in paragraph 2 shall be paid as follows:

(a)the sum of the Severance Period Salary Continuation and Severance Period Annual Bonus will be paid to Executive in substantially equal installments on the Company’s normal payroll schedule beginning on the Company’s first normal payroll date occurring after the Separation Date and ending on the Company’s normal payroll date that includes the Severance Payment End Date; and

(b)the Guaranteed FY 22 Bonus and the Pro Rata FY 22 Bonus (if payable) will be paid to Executive at the time such bonuses are otherwise paid to actively employed similarly situated senior executives of the Company.

4.Equity Awards. Executive’s outstanding equity awards pursuant to the Equity Agreement will continue to vest during the Garden Leave Period. The equity awards pursuant to the Equity Agreement will remain subject in all respects to the terms, conditions and restrictions of the Equity Agreement and the Incentive Plan, including, without limitation, the payment, restrictive covenant and forfeiture provisions contained therein; provided that, in the event of a conflict between the restrictive covenant provisions in the Equity Agreement and the Employment Agreement, the restrictive covenants in the Employment Agreement (which are
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expressly incorporated into this Agreement) shall prevail. All portions of the equity awards that are not eligible to become vested during the Garden Leave Period shall be forfeited immediately following the last day of the Garden Leave Period.  Executive shall not be entitled to receive any new equity compensation awards on or after the Separation Date.

5.Acknowledgment. You acknowledge and agree that the payments provided pursuant to paragraph 2 of this Agreement: (i) is in full discharge of any and all liabilities and obligations of all Company Entities to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company; and (ii) is in addition to any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company. You further acknowledge and agree that you are not and will not be due any additional compensation or severance, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for your employment with the Company prior to the Separation Date). Notwithstanding the foregoing, the Company shall reimburse you for appropriate expenses incurred by you during your employment (and not previously reimbursed) promptly after you submit appropriate documentation with respect thereto. You acknowledge that, effective January 1, 2022, the Company ceased providing accrual and payout of vacation days to its employees and any accrued and unused vacation days prior to such date were cancelled without payment on December 31, 2021. Accordingly, the Company does not owe you any further payments with respect to accrued but unused vacation days.

6.General Release. (a) In consideration for the payments to be provided to you pursuant to paragraph 2 above, and for other valuable consideration as set forth in the Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees, insurers, attorneys and assigns, acting on behalf of the Company or in connection with Company business (collectively, the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related to your employment or the termination thereof up to and including the date on which you sign this Agreement.

(b)Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to, any claim under: (i) the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, (ii) Title VII of the Civil Rights Act of 1964 or under the Civil Rights Act of 1991, (iii) the Americans with Disabilities Act; (iv) the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), (v) the Family and Medical Leave Act, (vi) 42 USC §§ 1981-86, (vii) the Equal Pay Act, (viii) the Sarbanes-Oxley Act of 2002, (ix) Section 922 of the Dodd-Frank Act, (x) the Federal False Claims Act, the New York State Human Rights Law; (xi) the New York City Administrative Code; (xii) the New York Labor Law; (xiii) the New York Minimum Wage
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Act; (xiv) the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; and (xv) the New York City Earned Sick Time Act, as all of those statutes may have been amended. Without limiting the generality of the foregoing, this Agreement is also intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities, whether based on federal, state, or local law, statutory or decisional, arising out of your employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited to, any claims for wrongful or retaliatory discharge, breach of contract (express, implied or otherwise), breach of the covenant of good faith and fair dealing, detrimental reliance, interference with contractual relations or any prospective business advantage, defamation, slander or libel, invasion of privacy, intentional and negligent infliction of emotional distress, false imprisonment, compensatory or punitive damages, any claims for attorneys’ fees, costs, disbursements and/or the like, any claims for wages, bonuses, or other benefits, and any claims for negligence or intentional tort, arising up to and including the date on which you sign this Agreement.

(c)Nothing in this Agreement prevents you from providing truthful information to any governmental entity, nor does it interfere with your right to file a charge with or participate in any investigation or proceeding conducted by the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or a state or local fair employment practices agency. Nevertheless, you acknowledge and agree that you hereby waive any right to seek or to share in any relief, monetary or otherwise, relating to any claim released herein whether such claim was initiated by you or not.

(d)The Company hereby releases the Releasors from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, which the Company Entities ever had, now have, or may have against the Releasors, directly or indirectly, by reason of any act, omission, conduct, occurrence, or other matter related to your employment or the termination thereof and/or any of the events relating directly or indirectly to or surrounding the termination of that employment up to and including the date on which the Company signs this Agreement.

7.No Prior or Pending Proceedings. Each of you and the Company Entities, respectively, acknowledge and agree that you/they have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the other in any court or before any administrative or investigative body or agency and/or that you/they are hereby withdrawing with prejudice any such complaints, charges, or actions that you/they may have filed against the other. You and the Company Entities further acknowledge and agree, respectively, that by virtue of the foregoing, you/they have waived all relief available to you/them (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraphs above.
8.Non-Disparagement. (a)(i) Executive agrees not to disparage the Company or any of its directors, officers, employees, agents, representatives or licensees (“Restricted Parties”) and not to publish or make any disparaging statement that is reasonably foreseeable to become public with respect to the Restricted Parties; and (ii) each of Capri and Michael Kors agree that it shall not disparage, and it shall not authorize or permit any director or “executive officer” (as defined in Rule 3b-7 of the U.S. Securities Exchange Act of 1934, as amended (the “SEC Officers”)) or any of their direct reports to disparage, Executive, nor shall Capri or Michael Kors make, or authorize or permit any such persons to make, any statement that is reasonably foreseeable to become public with respect to Executive. The obligations of Capri and Michael
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Kors under this paragraph shall be limited to the direct or indirect actions of its directors and SEC Officers and their direct reports during the period in which they are providing services to or employed by the Company or receiving any post-termination benefits from the Company.

(b) Nothing in this paragraph or this Agreement shall preclude you from providing truthful information about your employment as may be required by law in response to a subpoena or court order or to a government agency in connection with any investigation it is conducting or may conduct or limit your rights not waived as described in paragraph 6. Additionally, for the avoidance of doubt, nothing in this Agreement shall preclude you from generally describing your work responsibilities at the Company in connection with seeking future employment.

9.Cooperation in Litigation. (a) You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge, provided you shall not be compelled to prejudice your own interests.

    (b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to the Company’s Senior Vice President, General Counsel and Chief Sustainability Officer at 11 West 42nd Street, New York, New York, 10036. However, no notice shall be required if you are prohibited from providing such notice by law or to the extent such notice would be deemed to interfere with or chill your rights not waived in paragraph 6(c).

10.Confidential Information; Non-Solicitation; Non-Compete. The restrictive covenants set forth in Section 6(a) through (c) inclusive (the “Restrictive Covenants”) of the Employment Agreement shall continue to apply for the applicable period commencing with the Separation Date and shall be deemed made a part hereof as if set forth herein in full, except that the Company agrees that the last day of the Restricted Period under the non-compete in Section 6(c) shall be the Termination Date. In the event of a breach by Executive of the Restrictive Covenants, the remedy provision in Section 6(f) of the Employment Agreement shall apply.

11.Return of Company Property. You represent that, except as may otherwise be agreed, you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to laptop, cell phone, keys, card access to the building and office floors, phone card, computer user name and password, disks and/or voicemail code. You further represent that you have paid all personal charges that may have been made on any Company credit card and submitted accurate expense reports with appropriate documentation of all business expenses through the Separation Date. You further acknowledge and agree that the Company shall have no obligation to make the payments referred to in paragraph 2 above unless and until you have returned all Company property as set forth above, paid all outstanding personal charges on any Company credit card, as well as all business-related expenses for which the Company has previously reimbursed you, and submitted your final expense report and documentation for all charges as set forth above.
12.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In the event the release set forth in
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paragraph 6 of this Agreement may be held to be invalid or unenforceable, you will, at the Company’s request, execute a new release that is valid and enforceable to effectuate the purposes of this Agreement. Additionally, you agree that if you breach the terms of paragraphs 6, 7, 8, 9, 10 and/or 11, it shall constitute a material breach of this Agreement as to which the Company Entities may seek all relief available under the law.

13.Non-Admission. This Agreement and compliance with this Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you. nor is it intended, and shall not be construed as, an admission by you that you have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

14.Interpretation. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

15.Binding Agreement. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16.Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

17.Entire Agreement. You understand that this Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Separation Date.

18.Knowing and Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider it for at least twenty-one (21) days; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

19.No Assignment of Claims. You hereby expressly warrant and represent that you are the owner of all claims released by you herein, that you have not assigned or transferred or purported to have assigned or transferred voluntarily or by operation of law or otherwise any of the claims released by you herein or any portion thereof. You further agree that you will defend, indemnify and hold harmless the Company and/or any and all of the Company Entities from any and all claims so assigned or transferred.

20.Effective Date. You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to Krista A. McDonough, Senior Vice President, General Counsel and Chief Sustainability Officer at 11
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West 42nd Street, New York, NY 10036 on or before 21 days after delivery. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the Company’s General Counsel and Chief Sustainability Officer at the address set forth above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments referred to in paragraph 2 above, shall be deemed automatically null and void.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement.

Joshua Schulman
Date: March 7, 2022

Signature: /s/ Joshua Schulman_______________________

Capri Holdings Limited
Date: March 7, 2022

By: /s John D. Idol_________________________
Name: John D. Idol
Title: Chairman and Chief Executive Officer

Michael Kors (USA), Inc.
Date: March 7, 2022

By: /s John D. Idol_________________________
Name: John D. Idol
Title: Authorized Officer

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